Exhibit (a)(1)(ix)

TO:	[Employee]
FROM:	Dorene.Hayes@IDT.com
SUBJECT:	Informational Session re IDT’s Option Exchange Program
DATE:	October 14, 2009

In connection with IDT’s option exchange program that was announced on Friday, October 2, 2009, IDT will be holding two informational webex sessions to walk employees worldwide through the Option Exchange Program:

Thursday, October 15th at 8 am PST

Monday, October 19th at 6:30 pm PST

You will need the following audio/web-meeting access information:

Domestic Dial-in: (877) 213-9444

International Dial-in: +1(972) 484-5677

Participant Code:

Web Meeting Address: https://www.webmeeting.att.com

Meeting Numbers: 8772139444

Participant Code:

If you have never used the AT&T Web Meeting, please be sure to download the client software in advance of the meeting you plan on connecting to – here are the details for the download:

https://www.webmeeting.att.com Note: your browser must be Microsoft Internet Explorer version 4.0 (or higher) or Netscape Navigator version 4.0 (or higher). Once you have downloaded the software, participants should go to https://www.webmeeting.att.com and enter the login information.